EXHIBIT 5

JANUS FUNDS
P.O. Box 173375
Denver, Colorado 80217-3375
800/525-3713


February 28, 1996


Janus Aspen Series
100 Fillmore Street
Denver, CO  80206-4923

         Re:  Public Offering of Janus Aspen Series Shares

Gentlemen:

     I have acted as counsel for Janus Aspen Series (the "Fund"), a Delaware business trust, in connection with the filing with the Securities and Exchange Commission of the Fund's "Rule 24f-2 Notice" covering the Fund's issuance of 583,239.02 shares of beneficial interest in eight separate series (excluding shares sold to registered separate accounts and including reinvested dividends), par value $0.001 per share (the "Issued Shares"), for the Fiscal Year ended December 31, 1995.

     I have examined the Fund's Trust Instrument and Bylaws, as amended, the proceedings of its Trustees relating to the authorization, issuance and proposed sale of the Issued Shares, and such other records and documents as I have deemed relevant.

     Based upon such examination, it is my opinion that upon the issuance and sale of the Issued Shares of Janus Aspen Series during the Fiscal Year ended December 31, 1995, in reliance upon registration pursuant to Rule 24f-2 and the manner contemplated by the Fund's 1933 Act Registration Statement, as amended, such shares were legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice referred to above. This opinion is for the exclusive use of the Fund in connection with the filing of the Rule 24f-2 Notice referred to above with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose.

     This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

                                        Very truly yours,


                                        /s/ David C. Tucker
                                        David C. Tucker
                                        Vice President & General Counsel